EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson Highland Group, Inc.:

We consent to the incorporation by reference in the registration statement herein on Form S-8 of Hudson Highland Group, Inc. of our reports dated March 3, 2009, with respect to the consolidated balance sheet of Hudson Highland Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the supplementary information included in Schedule II for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Hudson Highland Group, Inc. Additionally, we consent to the incorporation by reference in the registration statement of our report dated June 24, 2009, with respect to the statement of net assets available for benefits of Hudson Highland Group, Inc. 401(k) Savings Plan as of December 31, 2008, and the related statement of changes in net assets available for the year then ended, which report appears in the December 31, 2008 annual report on Form 11-K of Hudson Highland Group, Inc 401(k) Savings Plan.

New York, New York

August 7, 2009